Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cingulate Inc.

We consent to the use of our report dated May 21, 2021, with respect to the consolidated financial statements of Cingulate Therapeutics LLC and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

November 29, 2021